                                                                    Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER

                                   dated as of

                                December 14, 1998

                             as amended and restated

                              as of April 19, 1999

                                  by and among

                           SKY FINANCIAL GROUP, INC.,

                           FIRST WESTERN BANCORP, INC.

                                       and

                      FIRST WESTERN ACQUISITION CORPORATION

                                TABLE OF CONTENTS

                                                                                      PAGE
                                                                                      ----
RECITALS...........................................................................      1

                          ARTICLE I Certain Definitions

1.01     Certain Definitions.......................................................      1

                              ARTICLE II The Merger

2.01     The FWB Merger............................................................      7
2.02     The Capital Contribution..................................................      7
2.03     The Subsidiary Merger.....................................................      7
2.04     Effectiveness of the FWB Merger...........................................      8
2.05     Effective Date and Effective Time.........................................      8

                 ARTICLE III Consideration; Exchange Procedures

3.01     Merger Consideration......................................................      8
3.02     Rights as Stockholders; Stock Transfers...................................      9
3.03     Fractional Shares.........................................................      9
3.04     Exchange Procedures.......................................................      9
3.05     Anti-Dilution Provisions..................................................     10
3.06     Options...................................................................     10

                     ARTICLE IV Actions Pending Acquisition

4.01     Forbearances of FWB.......................................................     11
4.02     Forbearances of SFG.......................................................     13

                    ARTICLE V Representations and Warranties

5.01     Disclosure Schedules......................................................     14
5.02     Standard..................................................................     15
5.03     Representations and Warranties of FWB.....................................     15
5.04     Representations and Warranties of SFG.....................................     25

                              ARTICLE VI Covenants

6.01     Reasonable Best Efforts...................................................     33
6.02     Stockholder Approvals.....................................................     33
6.03     Registration Statement....................................................     33
6.04     Press Releases............................................................     34

6.05     Access; Information.......................................................     35
6.06     Acquisition Proposals.....................................................     35
6.07     Affiliate Agreements......................................................     36
6.08     Takeover Laws.............................................................     36
6.09     Certain Policies..........................................................     36
6.10     NASDAQ Listing............................................................     36
6.11     Regulatory Applications...................................................     36
6.12     Indemnification...........................................................     37
6.13     Opportunity of Employment; Employee Benefits..............................     38
6.14     Notification of Certain Matters...........................................     38
6.15     Dividend Coordination.....................................................     38
6.16     SFG Board Representation..................................................     39
6.17     Resulting Bank Board of Directors.........................................     39
6.18     Formation of Advisory Board...............................................     39
6.19     Accounting and Tax Treatment..............................................     39
6.20     No Breaches of Representations and Warranties.............................     39
6.21     Consents..................................................................     39
6.22     Insurance Coverage........................................................     39
6.23     Correction of Information.................................................     39
6.24     Confidentiality...........................................................     40
6.25     Supplemental Assurances...................................................     40
6.26     Employment Agreement......................................................     40

              ARTICLE VII Conditions to Consummation of the Merger

7.01     Conditions to Each Party's Obligation to Effect the Merger................     41
7.02     Conditions to Obligation of FWB...........................................     42
7.03     Conditions to Obligation of SFG...........................................     43

                            ARTICLE VIII Termination

8.01     Termination...............................................................     44
8.02     Effect of Termination and Abandonment; Enforcement of Agreement...........     45

                            ARTICLE IX Miscellaneous

9.01     Survival..................................................................     46
9.02     Waiver; Amendment.........................................................     46
9.03     Counterparts..............................................................     46
9.04     Governing Law.............................................................     46
9.05     Expenses..................................................................     46
9.06     Notices...................................................................     46
9.07     Entire Understanding; No Third Party Beneficiaries........................     47
9.08     Interpretation; Effect....................................................     48
9.09     Waiver of Jury Trial......................................................     48

EXHIBIT A         Form of Stock Option Agreement
EXHIBIT B         Form of FWB Affiliate Agreement
EXHIBIT C         Procedure Regarding Section 8.01(e) of the Agreement

         AGREEMENT AND PLAN OF MERGER, dated as of December 14, 1998, and amended and restated as of April 19, 1999 (this "Agreement"), is by and among Sky Financial Group, Inc. ("SFG"), First Western Bancorp, Inc. ("FWB") and First Western Acquisition Corporation ("Transitory Sub").

                                    RECITALS

         A. FWB. FWB is a Pennsylvania corporation, having its principal place of business in New Castle, Pennsylvania.

         B. SFG. SFG is an Ohio corporation, having its principal place of business in Bowling Green, Ohio.

         C. Transitory Sub. Transitory Sub is a Pennsylvania corporation that has been newly organized as a wholly owned subsidiary of SFG. Its sole purpose is to participate in the transactions contemplated by this Agreement.

         D. Stock Option Agreement. As an inducement to the willingness of SFG to continue to pursue the transactions contemplated by this Agreement, FWB intends to grant to SFG an option pursuant to a stock option agreement, in substantially the form of Exhibit A.

         E. Intentions of the Parties. It is the intention of the parties to this Agreement that the business combinations contemplated hereby be accounted for under the "pooling-of-interests" accounting method and that each be treated as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         F. Board Action. The respective Boards of Directors of each of SFG and FWB have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combinations provided for herein.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

         1.01 CERTAIN DEFINITIONS. The following terms are used in this Agreement with the meanings set forth below:

         "Acquisition Proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving FWB or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, FWB or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

         "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

         "Agreement to Merge" has the meaning set forth in Section 2.03.

         "Bank" means First Western Bank, National Association, a wholly-owned subsidiary of FWB.

         "BHCA" means the Bank Holding Company Act of 1956, as amended.

         "Capital Contribution" has the meaning set forth in Section 2.02.

         "CBC" means The Citizens Banking Company, an Ohio banking corporation which is a wholly-owned subsidiary of SFG.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Compensation and Benefit Plans" has the meaning set forth in Section 5.03(m).

         "Consultants" has the meaning set forth in Section 5.03(m).

         "Costs" has the meaning set forth in Section 6.12(a).

         "Directors" has the meaning set forth in Section 5.03(m).

         "Disclosure Schedule" has the meaning set forth in Section 5.01.

         "Dissenting Shares" means any shares of FWB Common Stock held by a holder who properly demands and perfects appraisal rights with respect to such shares in accordance with applicable provisions of the PBCL.

         "DSCP" means the Department of State of the Commonwealth of Pennsylvania.

         "Effective Date" means the date on which the Effective Time occurs.

         "Effective Time" means the effective time of the Merger, as provided for in Section 2.05.

         "Employees" has the meaning set forth in Section 5.03(m).

         "Environmental Laws" means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" has the meaning set forth in Section 5.03(m).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

         "Exchange Agent" has the meaning set forth in Section 3.04.

         "Exchange Fund" has the meaning set forth in Section 3.04.

         "Exchange Ratio" has the meaning set forth in Section 3.01.

         "FDIC" means the Federal Deposit Insurance Corporation.

         "FFIEC" means Federal Financial Institutions Examination Committee.

         "FWB" has the meaning set forth in the preamble to this Agreement.

         "FWB Articles" means the Articles of Incorporation of FWB.

         "FWB Affiliate" has the meaning set forth in Section 6.07(a).

         "FWB Board" means the Board of Directors of FWB.

         "FWB By-Laws" means the  By-Laws of FWB.

         "FWB Common Stock" means the common stock, par value $5.00 per share, of FWB.

         "FWB Meeting" has the meaning set forth in Section 6.02.

         "FWB Merger" has the meaning set forth in Section 2.01.

         "FWB Preferred Stock" means the preferred stock, without par value, of FWB.

         "FWB SEC Documents" has the meaning set forth in Section 5.03(g).

         "FWB Stock" means FWB Common Stock and FWB Preferred Stock.

         "FWB Stock Option"  has the meaning set forth in Section 3.06.

         "FWB Stock Plans" means the option plans and agreements of FWB and its Subsidiaries pursuant to which rights to purchase FWB Common Stock are outstanding immediately prior to the Effective Time pursuant to the Incentive Stock Option Plan for Key Officers and the Equity Compensation Plan for Non-Employee Directors of First
     Western Bancorp, Inc. and First Western Bank, National Association.

         "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

         "Indemnified Party" has the meaning set forth in Section 6.12(a).

         "IRS" has the meaning set forth in Section 5.03(m).

         The term "knowledge" means, with respect to a party hereto, actual knowledge of any officer of that party with the title of not less than a senior vice president and that party's in-house counsel, if any.

         "Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

         "Material Adverse Effect" means, with respect to SFG or FWB, any effect that (i) is material and adverse to the financial position, results of operations or business of SFG and its Subsidiaries taken as a whole, or FWB and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either SFG or FWB to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates, (b) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles, (c) changes resulting from expenses (such as legal, accounting and investment bankers' fees) incurred in connection with this Agreement or the transactions contemplated herein, and (d) actions or omissions of a party which have been waived in accordance with Section 9.02 hereof.

         "Merger" collectively refers to the FWB Merger, the Capital Contribution and the Subsidiary Merger, as set forth in Section 2.01,
     Section 2.02 and Section 2.03, respectively.

         "Merger Consideration" has the meaning set forth in Section 2.01.

         "NASDAQ" means The NASDAQ Stock Market, Inc.'s National Market System.

         "New Certificate" has the meaning set forth in Section 3.04.

         "NASD" means The National Association of Securities Dealers.

         "OCC" means The Office of the Comptroller of the Currency.

         "OGCL" means the Ohio General Corporation Law.

         "Old Certificate" has the meaning set forth in Section 3.04.

         "OSS" means the Office of the Secretary of State of the State of Ohio.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "PBCL" means the Pennsylvania Business Corporation Law of 1988, as amended.

         "PDB" means the Pennsylvania Department of Banking.

         "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

         "Pension Plan" has the meaning set forth in Section 5.03(m).

         "Previously Disclosed" by a party shall mean information set forth in its Disclosure Schedule.

         "Proxy/Prospectus" has the meaning set forth in Section 6.03.

         "Proxy Statement" has the meaning set forth in Section 6.03.

         "Registration Statement" has the meaning set forth in Section 6.03.

         "Regulatory Authority" has the meaning set forth in Section 5.03(i).

         "Replacement Option" has the meaning set forth in Section 3.06.

         "Representatives" means, with respect to any Person, such Person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

         "Resulting Bank" has the meaning set forth in Section 2.03.

         "Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

         "SEC" means the Securities and Exchange Commission.

         "SFG" has the meaning set forth in the preamble to this Agreement.

         "SFG Articles" means the Articles of Incorporation of SFG, as amended.

         "SFG Board" means the Board of Directors of SFG.

         "SFG Code" means the Code of Regulations of SFG, as amended.

         "SFG Common Stock" means the common stock, without par value, of SFG.

         "SFG Meeting" has the meaning set forth in Section 6.02.

         "SFG SEC Documents" has the meaning set forth in Section 5.04(g).

         "SFG Stock" means the SFG Common Stock and SFG serial preferred stock.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

         "Stock Option Agreement" has the meaning set forth in Recital D.

         "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

         "Subsidiary Merger" has the meaning set forth in Section 2.03.

         "Surviving Corporation" has the meaning set forth in Section 2.01.

         "Takeover Laws" has the meaning set forth in Section 5.03(o).

         "Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

         "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

         "Transitory Sub" has the meaning set forth in the preamble to this Agreement.

         "Treasury Stock" shall mean shares of FWB Stock held by FWB or any of its Subsidiaries or by SFG or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

                                   ARTICLE II

                                   THE MERGER

         2.01 THE FWB MERGER. At the Effective Time, 1) Transitory Sub, a newly formed Pennsylvania corporation, all of the stock of which is owned by SFG, shall be merged with and into FWB (the "FWB Merger"), 2) the separate corporate existence of Transitory Sub shall cease and the outstanding shares of Transitory Sub held by SFG will be converted to, and become, all of the outstanding shares of FWB, and 3) FWB shall survive and continue to exist as a Pennsylvania corporation (FWB, as the surviving corporation in the FWB Merger, sometimes being referred to herein as the "Surviving Corporation"). The Articles of Incorporation of FWB, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation; and the Bylaws of FWB, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation. SFG may at any time prior to the Effective Time change the method of effecting the Merger (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of FWB Stock as provided for in this Agreement (the "Merger Consideration"), (ii) adversely affect either the tax treatment of FWB's stockholders as a result of receiving the Merger Consideration or the Merger qualifying for "pooling-of-interests" accounting treatment, or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

         2.02 THE CAPITAL CONTRIBUTION. Immediately after the Effective Time, SFG will contribute to the capital of FWB, as its wholly owned direct subsidiary, all of the outstanding capital stock of CBC (the "Capital Contribution"). CBC will then be a wholly owned subsidiary of FWB.

         2.03 THE SUBSIDIARY MERGER. At the time specified by CBC in its certificate of merger filed with the OSS (which shall not be earlier than the Effective Time and shall be after the Capital Contribution), Bank shall merge with and into CBC (the "Subsidiary Merger") pursuant to an agreement to merge (the "Agreement to Merge") to be executed by Bank and CBC and filed with the OSS, the OCC and the PBD, as required. Upon consummation of the Subsidiary Merger, the separate corporate existence of Bank shall cease and CBC shall survive and continue to exist as a state banking corporation (CBC, as the resulting bank in the Subsidiary Merger, sometimes being referred to herein as the "Resulting Bank"). (The FWB Merger, the Capital Contribution and the Subsidiary Merger shall sometimes collectively be referred to herein as the "Merger".)

         2.04 EFFECTIVENESS OF THE FWB MERGER. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the FWB Merger shall become effective upon the occurrence of the filing in the office of the DSCP of articles of merger in accordance with Section 1928 of the PBCL, or such later date and time as may be set forth in such filings.

         2.05 EFFECTIVE DATE AND EFFECTIVE TIME. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the parties shall cause the effective date of the FWB Merger (the "Effective Date") to occur on (i) the third business day to occur after the last of the conditions set forth in
Article VII shall have been satisfied or waived in accordance with the terms of this Agreement (or, at the election of SFG, on the last business day of the month in which such third business day occurs or, if such third business day occurs within the last three business days of such month, on the last business day of the succeeding month; provided, no such election shall cause the Effective Date to fall after the date specified in Section 8.01(c) hereof or after the date or dates on which any Regulatory Authority approval or any extension thereof expires, or (ii) such other date to which the parties may agree in writing. The time on the Effective Date when the FWB Merger shall become effective is referred to as the "Effective Time."


                                   ARTICLE III

                       CONSIDERATION; EXCHANGE PROCEDURES

         3.01 MERGER CONSIDERATION. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the FWB Merger and without any action on the part of any Person:

         (a) Outstanding FWB Common Stock and FWB Rights. Each share, excluding Treasury Stock and Dissenting Shares, of FWB Common Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into 1.211 shares of SFG Common Stock (the "Exchange Ratio"). The Exchange Ratio shall be subject to adjustment as set forth in Section 3.05. One preferred share purchase right issuable pursuant to the Shareholder Rights Agreement dated as of July 21, 1998 between SFG and CBC or any other purchase right issued in substitution thereof (the "SFG Rights") shall be issued together with and shall attach to each share of SFG Common Stock issued pursuant to this Section 3.01(a).

         (b) Treasury Shares. Each share of FWB Common Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         (c) Outstanding SFG Stock. Each share of SFG Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the FWB Merger.

         3.02 RIGHTS AS STOCKHOLDERS; STOCK TRANSFERS. At the Effective Time, holders of FWB Common Stock shall cease to be, and shall have no rights as, stockholders of FWB, other than to receive any dividend or other distribution with respect to such FWB Common Stock with a record date occurring prior to the Effective Time and the consideration provided under this Article III, and appraisal rights in the case of Dissenting Shares. After the Effective Time, there shall be no transfers on the stock transfer books of FWB or the Surviving Corporation of any shares of FWB Stock.

         3.03 FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of SFG Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the FWB Merger; instead, SFG shall pay to each holder of FWB Common Stock who would otherwise be entitled to a fractional share of SFG Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fractional share of SFG Common Stock to which the holder would be entitled by the last sale price of SFG Common Stock, as reported by the NASDAQ (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the NASDAQ trading day immediately preceding the Effective Date.

         3.04 EXCHANGE PROCEDURES. (a) At or prior to the Effective Time, SFG shall deposit, or shall cause to be deposited, with the Bank of New York (in such capacity, the "Exchange Agent"), for the benefit of the holders of certificates formerly representing shares of FWB Common Stock ("Old Certificates"), for exchange in accordance with this Article III, certificates representing the shares of SFG Common Stock ("New Certificates") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring on or after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this Article III in exchange for outstanding shares of FWB Common Stock.

         (b) As promptly as practicable after the Effective Date, SFG shall send or cause to be sent to each former holder of record of shares of FWB Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's Old Certificates for the consideration set forth in this Article III. SFG shall cause the New Certificates into which shares of a stockholder's FWB Common Stock are converted on the Effective Date and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such stockholder upon delivery to the Exchange Agent of Old Certificates representing such shares of FWB Common Stock (or an indemnity affidavit reasonably satisfactory to SFG and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such person shall be entitled to receive pursuant to this Article III upon such delivery.

         (c) Notwithstanding the foregoing, neither the Exchange Agent, if any, nor any party hereto shall be liable to any former holder of FWB Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (d) No dividends or other distributions with respect to SFG Common Stock with a record date occurring on or after the Effective Date shall be paid to the holder of any unsurrendered Old Certificate representing shares of FWB Common Stock converted in the FWB Merger into the right to receive shares of such SFG Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.04. After becoming so entitled in accordance with this Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofor had become payable with respect to shares of SFG Common Stock such holder had the right to receive upon surrender of the Old Certificates.

         (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of FWB for six months after the Effective Time shall be paid to SFG. Any stockholders of FWB who have not theretofor complied with this Article III shall thereafter look only to SFG for payment of the shares of SFG Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on SFG Common Stock deliverable in respect of each share of FWB Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

         3.05 ANTI-DILUTION PROVISIONS. In the event SFG changes (or establishes a record date for changing) the number of shares of SFG Common Stock issued and outstanding between the date hereof and the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, split up, combination, exchange of shares, readjustment or similar transaction with respect to the outstanding SFG Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

         3.06 OPTIONS. (a) At the Effective Time, each outstanding option to purchase shares of FWB Common Stock under the FWB Stock Plans (each, a "FWB Stock Option"), whether vested or unvested, shall be converted into an option to acquire, on the same terms and conditions as were applicable under such FWB Stock Option, the number of shares of SFG Common Stock equal to (i) the number of shares of FWB Common Stock subject to the FWB Stock Option, multiplied by
(ii) the Exchange Ratio (such product rounded to the nearest whole number) (a "Replacement Option"), at an exercise price per share (rounded to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of FWB Common Stock which were purchasable pursuant to such FWB Stock Option divided by
(z) the number of full shares of SFG Common Stock subject to such Replacement Option in accordance with the foregoing. Notwithstanding the foregoing, each FWB Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. At or prior to the Effective Time, FWB shall use its best efforts, including using its best efforts to obtain any necessary consents from optionees, with respect to the FWB Stock Plans to permit the replacement of the outstanding FWB Stock Options by SFG pursuant to this Section and to permit SFG to assume the FWB Stock Plans. FWB shall further take all action necessary to amend the FWB Stock Plans to eliminate automatic grants or awards thereunder following the Effective Time. At the Effective Time, SFG shall assume the FWB Stock Plans; provided, that such assumption shall be only in respect of the

Replacement Options and that SFG shall have no obligation with respect to any awards under the FWB Stock Plans other than the Replacement Options and shall have no obligation to make any additional grants or awards under such assumed FWB Stock Plans.

         (b) At all times after the Effective Time, SFG shall reserve for issuance such number of shares of SFG Common Stock as necessary so as to permit the exercise of the Replacement Options in the manner contemplated by this Agreement and the instruments pursuant to which the corresponding FWB Stock Options were granted. SFG shall make all filings required under federal and state securities laws no later than the Effective Time so as to permit the exercise of such options and the sale of the shares received by the optionee upon such exercise at and after the Effective Time and SFG shall continue to make such filings thereafter as may be necessary to permit the continued exercise of options and subsequent sale of such shares.


                                   ARTICLE IV

                           ACTIONS PENDING ACQUISITION

         4.01 FOREBEARANCES OF FWB. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement and/or disclosed on the Disclosure Schedule, without the prior written consent of SFG, FWB will not, and will cause each of its Subsidiaries not to:

         (a) Ordinary Course. Conduct the business of FWB and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse affect upon FWB's ability to perform any of its material obligations under this Agreement.

         (b) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof and options for up to 60,000 shares of FWB Common Stock to be issuable under FWB's Stock Plans, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of FWB Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of FWB Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

         (c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend, other than (A) quarterly cash dividends on FWB Stock in an amount not to exceed the per share amount declared and paid in its most recent quarterly cash dividend, with record and payment dates as indicated in Section 6.15 hereof, and (B) dividends from wholly owned Subsidiaries to FWB, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

         (d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of FWB or its Subsidiaries (other than the normal extension of the four existing change of control agreements with senior management), or grant any salary or wage increase or increase any employee benefit, (including incentive or bonus payments) except
(i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable law, (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, or (iv) for grants of awards to newly hired employees consistent with past practice. FWB shall have available, to facilitate retention of FWB employees, a bonus pool of up to $1 million for key employees of FWB for use or commitment prior to the Closing Date, it being understood and agreed that the designation of such employees and the amount of the bonus payable to each of them shall be subject to the prior reasonable approval of SFG.

         (e) Benefit Plans. Enter into, establish, adopt or amend ((i) except for a proposed amendment regarding early retirement under the existing defined contribution plan which in any event will not materially increase FWB's funding obligation thereunder, (ii) as may be required by applicable law, (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof or (iv) the regular annual renewal of insurance contracts) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of FWB or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

         (f) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business.

         (g) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity.

         (h) Governing Documents. Amend the FWB Articles, FWB By-Laws or the articles of incorporation or by-laws (or similar governing documents) of any of FWB's Subsidiaries, except for immaterial by-law amendments Previously Disclosed to SFG.

         (i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

         (j) Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract (as defined in Section 5.03(k)) or amend or modify in any material respect any of its existing material contracts, except for a proposed contract with Marshall & Islay for trust accounting services.

         (k) Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to FWB and its Subsidiaries, taken as a whole.

         (l) Adverse Actions. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying
(i) for "pooling-of-interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368(a) of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time,
(ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

         (m) Risk Management. Except pursuant to applicable law or regulation,
(i) implement or adopt any material change in its interest rate risk management and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

         (n) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business.

         (o) Commitments. Agree or commit to do any of the foregoing.

         4.02 FORBEARANCES OF SFG. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of FWB, SFG will not, and will cause each of its Subsidiaries not to:

         (a) Ordinary Course. Conduct the business of SFG and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse affect upon SFG's ability to perform any of its material obligations under this Agreement.

         (b) Preservation. Fail to use reasonable efforts to preserve intact in any material respect their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates.

         (c) Extraordinary Dividends. Make, declare, pay or set aside for payment any dividend other than normal quarterly dividends in accordance with past practice.

         (d) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

         (e) Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to SFG and its Subsidiaries, taken as a whole.

         (f) Adverse Actions. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying
(i) for "pooling-of-interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368(a) of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time,
(ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation; provided, however, that nothing contained herein shall limit the ability of SFG to exercise its rights under the Stock Option Agreement.

         (g) Risk Management. Except pursuant to applicable law or regulation,
(i) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, or (ii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

         (h) Commitments. Agree or commit to do any of the foregoing.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         5.01 DISCLOSURE SCHEDULES. On or prior to the date hereof, SFG has delivered to FWB a schedule and FWB has delivered to SFG a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items, the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its respective covenants contained in Article IV and Article VI; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by
Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have or result in a Material Adverse Effect on the party making the representation.

FWB's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue, incorrect or to have been breached as a result of effects on FWB arising solely from actions taken in compliance with a written request of SFG.

         5.02 STANDARD. No representation or warranty of FWB or SFG contained in
Section 5.03 or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04 has had, or is reasonably likely to have, a Material Adverse Effect.

         5.03 REPRESENTATIONS AND WARRANTIES OF FWB. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, FWB hereby represents and warrants to SFG:

         (a) Organization, Standing and Authority. FWB is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. FWB is registered as a bank holding company under the BHCA. Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. Bank is duly qualified to do business and is in good standing in the Commonwealth of Pennsylvania and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

         (b) Capital Structure of FWB. As of November 30, 1998, the authorized capital stock of FWB consisted solely of 20,000,000 shares of FWB Common Stock, of which 11,863,813 shares were outstanding as of November 30, 1998 (of which 685,273 shares are held as Treasury Stock and 42,858 shares are unallocated shares held in FWB's Employee Stock Ownership Plan ("ESOP")) and 4,000,000 shares of FWB Preferred Stock, of which none were outstanding as of November 30, 1998. The outstanding shares of FWB Common Stock have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and are not subject to any preemptive rights (and were not issued in violation of any preemptive rights). As of November 30, 1998, except as Previously Disclosed in its Disclosure Schedule, (i) there were no shares of FWB Common Stock authorized and reserved for issuance, (ii) FWB did not have any Rights issued or outstanding with respect to FWB Common Stock, and (iii) FWB did not have any commitment to authorize, issue or sell any FWB Common Stock or Rights, except pursuant to this Agreement and the Stock Option Agreement. The number of shares of FWB Common Stock which were issuable and reserved for issuance upon exercise of FWB Stock Options as of November 30, 1998 were Previously Disclosed in FWB's Disclosure Schedule.

         (c) Subsidiaries. (i)(A) FWB has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) except as Previously Disclosed, it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries,
(C) except as Previously Disclosed, no equity securities of any of its

Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) except as Previously Disclosed, there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) except as Previously Disclosed, there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (F) except as Previously Disclosed, all the equity securities of each Subsidiary held by FWB or its Subsidiaries are fully paid and nonassessable (except pursuant to 12 U.S.C.
Section 55) and are owned by FWB or its Subsidiaries free and clear of any Liens.

                  (ii) FWB does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.

                  (iii) Each of FWB's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

         (d) Corporate Power; Authorized and Effective Agreement. Each of FWB and its Subsidiaries has full corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; FWB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement; and Bank has the corporate power and authority to consummate the Subsidiary Merger and the Agreement to Merge in accordance with the terms of this Agreement.

         (e) Corporate Authority. Subject to receipt of the requisite adoption of this Agreement by the holders of a majority of the outstanding shares of FWB Common Stock entitled to vote thereon (which is the only stockholder vote required thereon), this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of FWB and the FWB Board prior to the date hereof. The Agreement to Merge, when executed by Bank, shall have been approved by the Board of Directors of Bank and by the FWB Board, as the sole stockholder of Bank. This Agreement is a valid and legally binding obligation of FWB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). The FWB Board has received the written opinion of Sandler O'Neill & Partners, L.P. to the effect that as of the date hereof the consideration to be received by the holders of FWB Common Stock in the FWB Merger is fair to the holders of FWB Common Stock from a financial point of view.

         (f) Regulatory Filings; No Defaults. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by FWB or any of its Subsidiaries in connection with the execution, delivery or performance by FWB of this Agreement or the Stock Option Agreement or to consummate the

Merger except for (A) filings of applications, notices and the Agreement to Merge, as applicable, with federal and state banking authorities, (B) filings with the SEC and state securities authorities, and (C) the filing of the articles of merger with the DSCP pursuant to the PBCL. As of the date hereof, FWB is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

                  (ii) Subject to receipt of the regulatory and stockholder approvals referred to above and expiration of related regulatory waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of FWB or of any of its Subsidiaries or to which FWB or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the FWB Articles or the FWB By-Laws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

         (g) Financial Reports and SEC Documents; Material Adverse Effect. (i) FWB's Annual Reports on Form 10-K for the fiscal years ended December 31, 1995, 1996 and 1997 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 1997 under the Securities Act, or under
Section 13, 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, "FWB SEC Documents") with the SEC, as of the date filed, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of FWB and its Subsidiaries as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such FWB SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders' equity and cash flows, as the case may be, of FWB and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

                  (ii) Since December 31, 1997, FWB and its Subsidiaries have not incurred any material liability not disclosed in FWB's SEC Documents, other than in the ordinary course of business consistent with past practice.

                  (iii) Since December 31, 1997, except as disclosed in the FWB SEC Documents, (A) FWB and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to FWB.

         (h) Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against FWB or any of its Subsidiaries and, to FWB's knowledge, no such litigation, claim or other proceeding has been threatened.

         (i)      Regulatory Matters.

                  (i) Neither FWB nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Office of the Comptroller of the Currency, the Federal Reserve System and the FDIC) or the supervision or regulation of it or any of its Subsidiaries (collectively, the "Regulatory Authorities").

                  (ii) Neither it nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

         (j) Compliance with Laws. Each of FWB and its Subsidiaries:

                  (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

                  (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to FWB's knowledge, no suspension or cancellation of any of them is threatened; and

                  (iii) has received, since December 31, 1997, no notification or communication from any Governmental Authority (A) asserting that FWB or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to FWB's knowledge, do any grounds for any of the foregoing exist).

         (k) Material Contracts; Defaults. Except for this Agreement, the Stock Option Agreement, those agreements and other documents filed as exhibits to the FWB SEC Documents, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K or (ii) that restricts or limits in any way the conduct of business by it or any of its Subsidiaries (including without limitation a non-compete or similar provision). Neither it nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected in any way, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

         (l) No Brokers. No action has been taken by FWB that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, except for a fee to be paid to Sandler O'Neill & Partners, L.P.

         (m) Employee Benefit Plans. (i) Section 5.03(m)(i) of FWB's Disclosure Schedule contains a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements maintained or contributed to by FWB or any of its Subsidiaries and in which any employee or former employee (the "Employees"), consultant or former consultant (the "Consultants") or director or former director (the "Directors") of FWB or any of its Subsidiaries participates or to which any such Employees, Consultants or Directors are a party (the "Compensation and Benefit Plans"). Neither FWB nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan, except as otherwise contemplated by Section 4.01(e) of this Agreement.

                  (ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under

Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the Internal Revenue Service ("IRS"), and FWB is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of FWB, threatened legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits thereunder. Neither FWB nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject FWB or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

                  (iii) No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by FWB or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (an "ERISA Affiliate") which is considered one employer with FWB under Section 4001(a)(14) of ERISA or
Section 414(b) or (c) of the Code (an "ERISA Affiliate Plan"). None of FWB, any of its Subsidiaries or any ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. The PBGC has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan and, to FWB's knowledge, no condition exists that presents a material risk that such proceedings will be instituted. To the knowledge of FWB, there is no pending investigation or enforcement action by the PBGC, the Department of Labor (the "DOL") or IRS or any other governmental agency with respect to any Compensation and Benefit Plan. Under each Pension Plan and ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Pension Plan or ERISA Affiliate Plan), did not exceed the then current value of the assets of such Pension Plan or ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Pension Plan or ERISA Affiliate Plan nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.

                  (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which FWB or any of its Subsidiaries is a party have been timely made or have been reflected on FWB's financial statements. Neither any

Pension Plan nor any ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Pension Plan or ERISA Affiliate Plan have been made on or before their due dates. None of FWB, any of its Subsidiaries or any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

                  (v) Neither FWB nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to Employees by FWB or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

                  (vi) FWB and its Subsidiaries do not maintain any Compensation and Benefit Plans covering foreign Employees.

                  (vii) With respect to each Compensation and Benefit Plan, if applicable, FWB has provided or made available to SFG, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto;
(B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement;
(E) the most recent summary plan description; (F) forms filed with the PBGC within the past year (other than for premium payments); (G) most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed within the past year with the IRS; and (I) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

                  (viii) Except as disclosed on Section 5.03(m)(viii) of FWB's Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective
Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

                  (ix) Except as disclosed on Section 5.03(m)(ix) of FWB's Disclosure Schedule, neither FWB nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under
Section 162(m) of the Code and the regulations issued thereunder.

                  (x) Except as disclosed on Section 5.03(m)(x) of FWB's Disclosure Schedule, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of SFG, FWB or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code) of FWB on a consolidated basis, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

         (n) Labor Matters. Neither FWB nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is FWB or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel FWB or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to FWB's knowledge, threatened, nor is FWB aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

         (o) Takeover Laws. FWB has taken all action required to be taken by it in order to exempt this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other antitakeover laws and regulations of any state (collectively, "Takeover Laws") applicable to it, including, without limitation, the Commonwealth of Pennsylvania, and including, without limitation, Subchapters D (Section 2538), E, F, G, H, I and J of Chapter 25 of the PBCL.

         (p) Environmental Matters. To FWB's knowledge, neither the conduct nor operation of FWB or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to FWB's knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To FWB's knowledge, neither FWB nor any of its Subsidiaries has received any notice from any person or entity that FWB or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

         (q) Tax Matters. (i) All Tax Returns that are required to be filed by or with respect to FWB and its Subsidiaries have been duly filed, (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full, (iii) the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vi) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of FWB or its Subsidiaries. FWB has made or will make available to SFG true and correct copies of the United States federal income Tax Returns filed by FWB and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 1997. Neither FWB nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by FWB's SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in FWB's SEC Documents filed on or prior to the date hereof. As of the date hereof, neither FWB nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the FWB Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                  (ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

                  (iii) FWB and its Subsidiaries will not be liable for any taxes as a result of any Covered Transaction.

         (r) Risk Management Instruments. All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for FWB's own account, or for the account of one or more of FWB's Subsidiaries or their customers (all of which are listed on FWB's Disclosure Schedule), were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of FWB or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither FWB nor its Subsidiaries, nor to FWB's knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

         (s) Books and Records. The books and records of FWB and its Subsidiaries have been fully, properly and accurately maintained in all material respects, have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein.

         (t) Insurance. FWB's Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by FWB or its Subsidiaries. FWB and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of FWB reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; FWB and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

         (u) Accounting Treatment. As of the date hereof, it is aware of no reason why the Merger will fail to qualify for "pooling-of-interests" accounting treatment.

         (v) Disclosure. The representations and warranties contained in this
Section 5.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

         (w) Year 2000. Neither FWB nor any of its Subsidiaries has received, or has reason to believe that it will receive, a rating of less than "satisfactory" on any Office of the Comptroller of the Currency or other Regulatory Authority Year 2000 Report of Examination. FWB has disclosed to SFG a complete and accurate copy of its plan, including an estimate of the anticipated associated costs, for addressing the issues set forth in the statements of the FFIEC dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 17, 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," as such issues affect it and its Subsidiaries and such plan is in material compliance with the schedule set forth in the FFIEC statements.

         (x) Material Adverse Change. FWB has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 1997, except as disclosed in the FWB SEC Documents, that has had a Material Adverse Effect on FWB.

         (y) Absence of Undisclosed Liabilities. Neither FWB nor any of its Subsidiaries has any liability (contingent or otherwise) that is material to FWB on a consolidated basis, or that, when combined with all liabilities as to similar matters would be material to FWB on a consolidated basis, except as disclosed in the FWB Financial Statements.

         (z) Properties. FWB and its Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected on the FWB Financial Statements as being owned by FWB as of December 31, 1997 or acquired after such date, except (i) statutory liens for amounts not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements, encumbrances, liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) dispositions and encumbrances in the ordinary course of business, and (v) liens on properties acquired in foreclosure or on account of debts previously contracted. All leases pursuant to which FWB or any of its Subsidiaries, as lessee, leases real or personal property (except for leases that have expired by their terms or that FWB or any such Subsidiary has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or, to FWB's knowledge, the lessor.

         (aa) Loans. Each loan reflected as an asset in the FWB financial statements as of December 31, 1997 and each balance sheet date subsequent thereto, other than loans the unpaid balance of which does not exceed $1 million in the aggregate, (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. Except as Previously Disclosed, as of December 31, 1997, Bank is not a party to a loan, including any loan guaranty, with any director, executive officer or 5% shareholder of FWB or any of its Subsidiaries or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. All loans and extensions of credit that have been made by Bank and that are subject either to Section 22(b) of the Federal Reserve Act, as amended, or to 12 C.F.R. Section 563.43, comply therewith.

         (bb) Allowance for Loan Losses. The allowance for loan losses reflected on the FWB Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of generally accepted accounting principles to provide for reasonably anticipated losses on outstanding loans.

         (cc) Repurchase Agreements. With respect to all agreements pursuant to which FWB or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, FWB or such Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

         (dd) Deposit Insurance. The deposits of Bank are insured by the FDIC in accordance with The Federal Deposit Insurance Act ("FDIA"), and Bank has paid all assessments and filed all reports required by the FDIA.

         5.04 REPRESENTATIONS AND WARRANTIES OF SFG. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, SFG hereby represents and warrants to FWB as follows :

         (a) Organization, Standing and Authority. SFG is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. SFG is duly qualified to do business and is in good standing in the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. SFG is registered as a bank holding company under the BHCA. CBC is a state banking association duly organized, validly existing and in good standing under the laws of the State of Ohio. CBC is duly qualified to do business and is in good standing in the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

         (b) SFG Stock. (i) As of November 30, 1998, the authorized capital stock of SFG consists of 160,000,000 shares, of which 150,000,000 shares are SFG Common Stock, of which 45,095,083 shares were outstanding as of November 30, 1998, and 10,000,000 shares are SFG serial preferred stock, par value $10.00 per share, of which no shares are outstanding as of November 30, 1998. As of November 30, 1998, except as set forth in its Disclosure Schedule, SFG does not have any Rights issued or outstanding with respect to SFG Common Stock and SFG does not have any commitment to authorize, issue or sell any SFG Common Stock or Rights, except pursuant to this Agreement. The outstanding shares of SFG Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

                  (ii) The shares of SFG Common Stock to be issued in exchange for shares of FWB Common Stock in the FWB Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights.

         (c) Subsidiaries. SFG has Previously Disclosed a list of all its Subsidiaries together with the jurisdiction or organization of each Subsidiary. Each of SFG's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries.

         (d) Corporate Power. Each of SFG and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and SFG has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby.

         (e) Corporate Authority; Authorized and Effective Agreement. Subject in the case of this Agreement to receipt of the requisite adoption of this Agreement by the holders of a majority of the outstanding shares of SFG Common Stock entitled to vote thereon, this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of SFG and the SFG Board prior to the date hereof and no stockholder approval is required on the part of SFG. The Agreement to Merge, when executed by CBC, shall have been approved by the Board of Directors of CBC and by the SFG Board, as the sole stockholder of CBC. This Agreement is a valid and legally binding agreement of SFG, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors rights or by general equity principles).

         (f) Regulatory Approvals; No Defaults. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by SFG or any of its Subsidiaries in connection with the execution, delivery or performance by SFG of this Agreement or to consummate the Merger except for (A) the filing of applications, notices, or the Agreement to Merge, as applicable, with the federal and state banking authorities; (B) the filing and declaration of effectiveness of the Registration Statement; (C) the filing of the articles of merger with the DSCP pursuant to the PBCL; (D) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of SFG Common Stock in the FWB Merger; and (E) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, SFG is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

                  (ii) Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of SFG or of any of its Subsidiaries or to which SFG or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Articles of Incorporation or Code of Regulations (or similar governing documents) of SFG or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

         (g) Financial Reports and SEC Documents; Material Adverse Effect. (i) SFG's supplemental consolidated financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, as filed with the SEC on SFG's Current Report on Form 8-K dated October 15, 1998 (which include the financial statements of Mid Am, Inc., Citizens Bancshares, Inc., Century Financial Corporation and Unibank), copies of which have been delivered to FWB, and all other reports, registration statements, definitive proxy statements or other statements filed or to be filed by it or any of its Subsidiaries with the SEC subsequent to December 31, 1997 under the Securities Act, or under Section 13, 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, "SFG SEC Documents") as of the date filed, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such SFG SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of SFG and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in stockholders' equity and cash flows or equivalent statements in such SFG SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and cash flows, as the case may be, of SFG and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

                  (ii) The Ohio Bank and the Unibank financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, copies of which have been delivered to FWB, (A) complied or will comply in all material respects with generally accepted accounting principles, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (iii) Each of Mid Am Inc.'s ("Mid Am") and Citizens Bancshares, Inc.'s ("Citizens") Annual Reports on Form 10-K for the fiscal years ended December 31, 1995, 1996 and 1997 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by either of them or any of their respective Subsidiaries subsequent to December 31, 1997 under the Securities Act, or under Section 13, 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, "the Mid Am/Citizens SEC Documents") with the SEC, as of the date filed, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of each of Mid Am and Citizens, respectively, and their respective Subsidiaries as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such Mid Am/Citizens SEC Documents (including any Mid Am/Citizens related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders' equity and cash flows, as the case may be, of each of Mid Am and Citizens, respectively, and their respective Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

                  (iv) To SFG's knowledge (without any independent investigation), Century Financial Corporation's ("Century") Annual Reports on Form 10-K for the fiscal years ended December 31, 1995, 1996 and 1997 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 1997 under the Securities Act, or under Section 13, 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, "Century SEC Documents") with the SEC, as of the date filed, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such Century SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Century and its Subsidiaries as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such Century SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders' equity and cash flows, as the case may be, of Century and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

                  (v) Since December 31, 1997, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to SFG, except as disclosed in the SFG, Mid Am/Bancshares and Century SEC Documents.

         (h) Litigation; Regulatory Action. (i) No litigation, claim or other proceeding before any court or governmental agency is pending against SFG or any of its Subsidiaries and, to the best of SFG's knowledge, no such litigation, claim or other proceeding has been threatened.

                  (ii) Neither SFG nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from a Regulatory Authority, nor has SFG or any of its Subsidiaries been advised by a Regulatory Authority that such agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

         (i) Compliance with Laws. Each of SFG and its Subsidiaries:

                  (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices; and

                  (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened; and

                  (iii) has received, since December 31, 1996, no notification or communication from any Governmental Authority (A) asserting that SFG or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to SFG's knowledge, do any grounds for any of the foregoing exist).

         (j) Brokerage and Finder's Fees. Except for fees payable to its financial advisor, McDonald Investments, Inc. ("McDonald"), SFG has not employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder's fee, commission or other similar form of compensation in connection with this Agreement or the transactions contemplated hereby.

         (k) Takeover Laws. SFG has taken all action required to be taken by it in order to exempt this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby are exempt from, the requirements of any Takeover Laws applicable to SFG.

         (l) Environmental Matters. To SFG's knowledge, neither the conduct nor operation of SFG or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violated Environmental Laws and to SFG's knowledge no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To SFG's knowledge, neither SFG nor any of its Subsidiaries has received any notice from any person or entity that SFG or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

         (m) Tax Matters. (i) All Tax Returns that are required to be filed by or with respect to SFG and its Subsidiaries have been duly filed, (ii) all Taxes shown to be due on the

Tax Returns referred to in clause (i) have been paid in full, (iii) the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vi) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of SFG or its Subsidiaries. Neither SFG nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by SFG's SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in SFG's SEC Documents filed on or prior to the date hereof. As of the date hereof, SFG has no reason to believe that any conditions exist that might prevent or impede the FWB Merger from qualifying as a reorganization with the meaning of Section 368(a) of the Code.

         (n) Books and Records. The books and records of SFG and its Subsidiaries have been fully, properly and accurately maintained in all material respects, have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the substance of events and transactions included therein.

         (o) Insurance. SFG's Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by SFG or its Subsidiaries. SFG and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of SFG reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; SFG and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

         (p) Accounting Treatment. As of the date hereof, SFG is aware of no reason why the Merger will fail to qualify for "pooling-of-interests" accounting treatment and is aware of no reason why any other merger of SFG consummated within the prior two years will fail to so qualify.

         (q) Contracts. Neither SFG nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected in any way, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

         (r) Disclosure. The representations and warranties contained in this
Section 5.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

         (s) Risk Management Instruments. All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for SFG's own account, or for the account of one or more of its Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of SFG or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither SFG nor its Subsidiaries, nor to SFG's knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

         (t) Year 2000. Neither SFG nor any of its Subsidiaries has received, or has reason to believe that it will receive, a rating of less than "satisfactory" on any Year 2000 Report of Examination of any Regulatory Authority. SFG has disclosed to FWB a complete and accurate copy of its plan, including an estimate of the anticipated associated costs, for addressing the issues set forth in the statements of the FFIEC dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 17, 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," as such issues affect it and its Subsidiaries, and such plan is in material compliance with the schedule set forth in the FFIEC statements.

         (u) Material Adverse Change. SFG has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 1997 that has had a Material Adverse Effect on SFG, except as described in the SFG, Mid Am/Citizens and Century SEC Documents.

         (v) Loans. Each loan reflected as an asset in the SFG financial statements as of December 31, 1997 and each balance sheet date subsequent thereto, other than loans the unpaid balance of which does not exceed $1 million in the aggregate, (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. Except as Previously Disclosed, as of December 31, 1997, CBC is not a party to a loan, including any loan guaranty, with any director, executive officer or 5% shareholder of SFG or any of its Subsidiaries or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. All loans and extensions of credit that have been made by Bank and that are subject either to Section 22(b) of the Federal Reserve Act, as amended, or to 12 C.F.R. Section 563.43, comply therewith.

         (w) Allowance for Loan Losses. The allowance for loan losses reflected on the SFG financial statements, as of their respective dates, is adequate in all material respects under the requirements of generally accepted accounting principles to provide for reasonably anticipated losses on outstanding loans.

         (x) Repurchase Agreements. With respect to all agreements pursuant to which SFG or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, SFG or such Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

         (y) Deposit Insurance. The deposits of CBC are insured by the FDIC in accordance with the FDIA, and CBC has paid all assessments and filed all reports required by the FDIA.

                                   ARTICLE VI

                                    COVENANTS

         6.01 REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of FWB and SFG agrees to use their reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

         6.02 STOCKHOLDER APPROVALS. FWB agrees to take, in accordance with applicable law and the FWB Articles and FWB By-Laws, all action necessary to convene an appropriate meeting of its stockholders to consider and vote upon the adoption of this Agreement and any other matters required to be approved or adopted by FWB's stockholders for consummation of the FWB Merger (including any adjournment or postponement, the "FWB Meeting"), as promptly as practicable after the Registration Statement is declared effective. The FWB Board shall recommend that its stockholders adopt this Agreement at the FWB Meeting unless otherwise necessary under the applicable fiduciary duties of the FWB Board, as determined by the FWB Board in good faith after consultation with and based upon advice of independent legal counsel. SFG agrees to take, in accordance with applicable law, the SFG Articles and SFG Code, all action necessary to convene an appropriate meeting of its stockholders to consider and vote upon the adoption of this Agreement and any other matters required to be approved or adopted by SFG's stockholders for consummation of the FWB Merger (including any adjournment or postponement, the "SFG Meeting"), as promptly as practicable after the Registration Statement is declared effective. The SFG Board shall recommend that its stockholders adopt this Agreement at the SFG Meeting unless otherwise necessary under the applicable fiduciary duties of the SFG Board, as determined by the SFG Board in good faith after consultation with and based upon advice of independent legal counsel.

         6.03 REGISTRATION STATEMENT. (a) SFG agrees to prepare pursuant to all applicable laws, rules and regulations a registration statement on Form S-4 (the "Registration Statement") to be filed by SFG with the SEC in connection with the issuance of SFG Common Stock in the FWB Merger (including the proxy statement and prospectus and other proxy solicitation materials of FWB constituting a part thereof (the "Proxy Statement") and all related documents). FWB agrees to cooperate, and to cause its Subsidiaries to cooperate, with SFG, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement; and provided that FWB and its Subsidiaries have cooperated as required above, SFG agrees to file the Proxy Statement and the Registration Statement (together, the "Proxy/Prospectus") with the SEC as promptly as reasonably practicable. Each of FWB and SFG agrees to use all reasonable efforts to cause the Proxy/Prospectus to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. SFG also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. FWB agrees to furnish to SFG all information concerning FWB, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

         (b) Each of FWB and SFG agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the FWB stockholders and at the time of the FWB Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of FWB and SFG further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

         (c) SFG agrees to advise FWB, promptly after SFG receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of SFG Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

         6.04 PRESS RELEASES. Each of FWB and SFG agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NASDAQ rules.

         6.05 ACCESS; INFORMATION. (a) Each of FWB and SFG agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request.

         (b) Each agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this
Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information
(i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

         (c) During the period from the date of this Agreement to the Effective Time, each party shall promptly furnish the other with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.

         6.06 ACQUISITION PROPOSALS. FWB agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any Acquisition Proposal, subject to the extent that the FWB Board determines in good faith, after consultations with independent legal counsel that it is required by its fiduciary duties to do so. It shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than SFG with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. FWB shall promptly (within 24 hours) advise SFG following the receipt by FWB of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and advise SFG of any material developments with respect to such Acquisition Proposal immediately upon the occurrence thereof.

         6.07 AFFILIATE AGREEMENTS. (a) Not later than the 15th day prior to the mailing of the Proxy Statement, FWB shall deliver to SFG a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the FWB Meeting, deemed to be an "affiliate" of FWB (each, a "FWB Affiliate") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135. FWB shall use its reasonable best efforts to cause each person who may be deemed to be a FWB Affiliate to execute and deliver to FWB on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit B.

         6.08 TAKEOVER LAWS. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Stock Option Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

         6.09 CERTAIN POLICIES. Prior to the Effective Date, FWB shall, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and SFG, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of SFG; provided, however, that FWB shall not be obligated to take any such action pursuant to this Section 6.09 unless and until SFG acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and certifies to FWB that SFG's representations and warranties, subject to Section 5.02, are true and correct as of such date and that SFG is otherwise material in compliance with this Agreement. FWB's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.09.

         6.10. NASDAQ LISTING. SFG shall file a listing application, or a NASDAQ Notification Form for Change in the Number of Shares Outstanding, as required by NASDAQ, with respect to the shares of SFG Common Stock to be issued to the holders of FWB Common Stock in the Merger.

         6.11 REGULATORY APPLICATIONS. (a) SFG and FWB and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of SFG and FWB shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, and shall be provided in advance so as to reasonably exercise its right to review in advance, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

         (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

         6.12 INDEMNIFICATION. (a) Following the Effective Date, SFG shall indemnify, defend and hold harmless the present directors, officers and employees of FWB and its Subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that FWB is permitted to indemnify (and advance expenses to) its directors, officers, and employees under the laws of the State of Pennsylvania, the FWB Articles and the FWB By-Laws as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer's, director's or employee's conduct complies with the standards set forth under Pennsylvania law, the FWB Articles and the FWB By-Laws shall be made by independent counsel (which shall not be counsel that provides material services to SFG) selected by SFG and reasonably acceptable to such officer, director or employee.

         (b) For a period of three years from the Effective Time, SFG shall use its reasonable best efforts to provide that portion of director's and officer's liability insurance that serves to reimburse the present and former officers and directors of FWB or any of its Subsidiaries (determined as of the Effective
Time) (as opposed to FWB) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, on terms no less favorable than those in effect on the date hereof; provided, however, that SFG may substitute therefor policies providing at least comparable coverage containing terms and conditions no less favorable than those in effect on the date hereof; and provided, further, that officers and directors of FWB or any Subsidiary may be required to make application and provide customary representations and warranties to SFG's insurance carrier for the purpose of obtaining such insurance.

         (c) Any Indemnified Party wishing to claim indemnification under
Section 6.12(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify SFG thereof; provided that the failure so to notify shall not affect the obligations of SFG under Section 6.12(a) unless and to the extent that SFG is actually prejudiced as a result of such failure.

         (d) If SFG or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of SFG shall assume the obligations set forth in this Section 6.12.

         6.13 OPPORTUNITY OF EMPLOYMENT; EMPLOYEE BENEFITS. The existing employees of FWB shall have the opportunity to continue as employees of SFG or one of its Subsidiaries, on the Closing Date; subject, however, to the right of SFG and its Subsidiaries to terminate any such employees either (i) for "cause" or (ii) pursuant to the procedures set forth in the SFG Workforce Redesign Process previously disclosed to FWB. It is understood and agreed that nothing in this Section 6.13 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give said employees any rights other than as employees at will under applicable law and said employees shall not be deemed to be third-party beneficiaries of this provision. From and after the Effective Time, FWB employees shall continue to participate in the FWB employee benefit plans in effect at the Effective Time unless and until SFG, in its sole discretion, shall determine that FWB employees shall, subject to applicable eligibility requirements, participate in employee benefit plans of SFG and that all or some of the FWB plans shall be terminated or merged into certain employee benefit plans of SFG. Notwithstanding the foregoing, each FWB employee shall be credited with years of FWB (or predecessor) service for purposes of eligibility and vesting in the employee benefit plans of SFG.

         6.14 NOTIFICATION OF CERTAIN MATTERS. Each of FWB and SFG shall give prompt notice to the other of any fact, event or circumstance known to it that
(i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

         6.15 DIVIDEND COORDINATION. It is agreed by the parties hereto that they will cooperate to assure that as a result of the FWB Merger, during any applicable period, there shall not be a payment of both a SFG and a FWB dividend. The parties further agree that if the Effective Closing Date is at the end of a fiscal quarter, then they will cooperate to assure that the FWB shareholders receive the dividend, if any, declared by FWB rather than the dividend for that period, if any, declared by SFG. FWB intends to change its existing dividend payment policy such that for 1999 its dividends shall be declared with record and payment dates the same as SFG's. To accomplish this program, FWB shall declare a dividend equal to 2/3's of what its normal dividend for its fiscal dividend quarter ended January 31, 1999 would have been, which dividend shall be payable January 4, 1999 to shareholders of record on December 24, 1998. In no event will the selection of the Effective Date cause the stockholders of FWB to lose a quarterly or a portion of a quarterly dividend.

         6.16 SFG BOARD REPRESENTATION. SFG shall cause its Executive Committee to nominate for election Thomas J. O'Shane and Robert C. Duvall to the SFG Board and Thomas J. O'Shane to the Executive Committee, which nominees shall be recommended by FWB and selected by SFG in its discretion. Additional matters regarding future representation are as set forth in a letter dated of even date herewith from SFG.

         6.17 RESULTING BANK BOARD OF DIRECTORS. Following the consummation of the Subsidiary Merger, it is contemplated that six (6) members of the FWB Board of Directors will be selected by SFG to serve as directors of the Resulting Bank to be recommended by FWB and to be selected by SFG in its reasonable discretion.

         6.18 FORMATION OF ADVISORY BOARD. Following the consummation of the Subsidiary Merger, the members of the FWB Board of Directors who do not become members of the Resulting Bank's Board of Directors shall be given the opportunity to serve on an advisory board to the Resulting Bank.

         6.19 ACCOUNTING AND TAX TREATMENT. Each of SFG and FWB agrees not to take any actions subsequent to the date of this Agreement that would adversely affect the ability to treat the Merger as a "pooling-of-interests" in accordance with GAAP or FWB or the shareholders of FWB to characterize the Merger as a tax-free reorganization under Section 368(a) of the Code, and each of SFG and FWB agrees to take such action as may be reasonably required, if such action may be reasonably taken to reverse the impact of any past actions which would adversely impact the ability of SFG or FWB (as the case may be) to treat the Merger as a "pooling-of-interests" for accounting purposes or for the Merger to be characterized as a tax-free reorganization under Section 368(a) of the Code.

         6.20 NO BREACHES OF REPRESENTATIONS AND WARRANTIES. Between the date of this Agreement and the Effective Time, without the written consent of the other party, each of SFG and FWB will not do any act or suffer any omission of any nature whatsoever which would cause any of the representations or warranties made in Article V of this Agreement to become untrue or incorrect in any material respect.

         6.21 CONSENTS. Each of SFG and FWB shall use its best efforts to obtain any required consents to the transactions contemplated by this Agreement.

         6.22 INSURANCE COVERAGE. FWB shall cause the policies of insurance listed in the Disclosure Schedule to remain in effect between the date of this Agreement and the Closing Date.

         6.23 CORRECTION OF INFORMATION. Each of SFG and FWB shall promptly correct and supplement any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, and shall include all facts necessary to make such information correct and complete in all material respects at all times.

         6.24 CONFIDENTIALITY. Except for the use of information in connection with the Registration Statement described in Section 7.1 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the "Information") received by each of FWB and SFG, pursuant to the terms of this Agreement shall be kept in strictest confidence; provided that, subsequent to the filing of the Registration Statement with the Securities and Exchange Commission, this Section
6.24 shall not apply to information included in the Registration Statement or to be included in the official proxy/prospectus to be sent to the shareholders of FWB and SFG under Section 6.03. FWB and SFG agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement. FWB and SFG agree to hold the Information in strictest confidence and shall not use, and shall not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of FWB or SFG to fulfill its obligations hereunder, (ii) was already known to the party receiving the Information on a nonconfidential basis prior to the disclosure or
(iii) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information. It is agreed and understood that the obligations of FWB and SFG contained in this Section 6.24 shall survive the Closing. In the event the transactions contemplated by this Agreement are not consummated, FWB and SFG agree to return all copies of the Information provided to the other promptly.

         6.25 SUPPLEMENTAL ASSURANCES. (a) On the date the Registration Statement becomes effective and on the Effective Date, FWB shall deliver to SFG a certificate signed by its principal executive officer and its principal financial officer to the effect, to such officers' knowledge, that the information contained in the Registration Statement relating to the business and financial condition and affairs of FWB, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         (b) On the date the Registration Statement becomes effective and on the Effective Date, SFG shall deliver to FWB a certificate signed by its chief executive officer and its chief financial officer to the effect, to such officers' knowledge, that the Registration Statement (other than the information contained therein relating to the business and financial condition and affairs of FWB) does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         6.26 EMPLOYMENT AGREEMENT. As a result of the FWB Merger, Thomas J. O'Shane, Chief Executive Officer of FWB, shall be entitled to payment under an existing change in control agreement. Immediately thereafter, SFG shall enter into a new 10-year employment agreement at a base compensation of $275,000 per year plus a 50% incentive compensation opportunity under SFG's incentive compensation plan and an appropriate amount of stock options for the new position on terms and conditions mutually satisfactory to SFG and the said Chief Executive Officer.

                                   ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each of SFG and FWB to consummate the Merger is subject to the fulfillment or written waiver by SFG and FWB prior to the Effective Time of each of the following conditions:

         (a) Stockholder Approvals. This Agreement shall have been duly adopted by the requisite vote of the stockholders of SFG and FWB.

         (b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the SFG Board reasonably determines would either before or after the Effective Time have a Material Adverse Effect on SFG and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the SFG Board reasonably determines would either before or after the Effective Date be unduly burdensome.

         (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

         (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

         (e) Blue Sky Approvals. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of SFG Common Stock to be issued in the FWB Merger shall have been received and be in full force and effect.

         (f) Accounting Treatment. SFG shall have received from Crowe, Chizek and Company, LLP, SFG's independent auditors, a letter, dated the date of or shortly prior to each of the mailing date of the Proxy Statement and the Effective Date, stating its opinion that the Merger shall qualify for pooling-of-interests accounting treatment.

         7.02 CONDITIONS TO OBLIGATION OF FWB. The obligation of FWB to consummate the Merger is also subject to the fulfillment or written waiver by FWB prior to the Effective Time of each of the following conditions:

         (a) Representations and Warranties. The representations and warranties of SFG set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and FWB shall have received a certificate, dated the Effective Date, signed on behalf of SFG by the Chief Executive Officer and the Chief Financial Officer of SFG to such effect.

         (b) Performance of Obligations of SFG. SFG shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and FWB shall have received a certificate, dated the Effective Date, signed on behalf of SFG by the Chief Executive Officer and the Chief Financial Officer of SFG to such effect.

         (c) Tax Opinion. FWB shall have received an opinion of counsel to SFG, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the FWB Merger constitutes a "reorganization" within the meaning of Section 368 of the Code and
(ii) no gain or loss will be recognized by stockholders of FWB who receive shares of SFG Common Stock in exchange for shares of FWB Common Stock, and cash in lieu of fractional share interests, other than the gain or loss to be recognized as to cash received in lieu of fractional share interests. In rendering its opinion, counsel to SFG's independent auditors may require and rely upon representations contained in letters from FWB and SFG.

         (d) Opinion of SFG's Counsel. FWB shall have received an opinion of Squire, Sanders & Dempsey L.L.P., counsel to SFG, dated the Effective Date, to the effect that, on the basis of the facts, representations and assumptions set forth in the opinion, (i) SFG is a corporation duly organized and in good standing under the laws of the State of Ohio, (ii) this Agreement has been duly executed by SFG and constitutes the binding obligation of SFG, enforceable in accordance with its terms against SFG, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing, (iii) that, assuming approval of SFG's stockholders, the SFG Common Stock to be issued as Merger Consideration, when issued, shall be duly authorized, fully paid and non-assessable, and (iv) that, assuming approval of SFG's stockholders, upon the filing of the articles of merger with the DSCP, the FWB Merger shall become effective.

         (e) Fairness Opinion. FWB shall have received a fairness opinion from Sandler O'Neill & Partners, L.P., financial advisor to FWB, dated as of a date reasonably proximate to the date of the Proxy Statement, stating that the Merger Consideration is fair to the stockholders of FWB from a financial point of view.

         7.03 CONDITIONS TO OBLIGATION OF SFG. The obligation of SFG to consummate the Merger is also subject to the fulfillment or written waiver by SFG prior to the Effective Time of each of the following conditions:

         (a) Representations and Warranties. The representations and warranties of FWB set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and SFG shall have received a certificate, dated the Effective Date, signed on behalf of FWB by the Chief Executive Officer and the Chief Financial Officer of FWB to such effect.

          (b) Performance of Obligations of FWB. FWB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and SFG shall have received a certificate, dated the Effective Date, signed on behalf of FWB by the Chief Executive Officer and the Chief Financial Officer of FWB to such effect.

         (c) Opinion of FWB's Counsel. SFG shall have received an opinion of Kirkpatrick and Lockhart, LLP counsel to FWB, dated the Effective Date, to the effect that, on the basis of the facts, representations and assumptions set forth in the opinion, (i) FWB is a corporation duly organized and in good standing under the laws of the Commonwealth of Pennsylvania, (ii) this Agreement has been duly executed by FWB and constitutes a binding obligation on FWB, enforceable in accordance with its terms against FWB, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing and (iii) that, assuming approval of FWB's stockholders, upon the filing of the articles of merger with the DSCP, the FWB Merger shall become effective.

         (d) Affiliate Agreements. SFG shall have received the agreements referred to in Section 6.07 from each affiliate of FWB.

         (e) Fairness Opinion. SFG shall have received a fairness opinion from McDonald, dated as of a date reasonably proximate to the date of the Proxy Statement, stating that the Merger Consideration is fair to the stockholders of SFG from a financial point of view.


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

                                  ARTICLE VIII

                                   TERMINATION

         8.01 TERMINATION. This Agreement may be terminated, and the Acquisition may be abandoned:

         (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of SFG and FWB, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

         (b) Breach. At any time prior to the Effective Time, by SFG or FWB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or
(ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

         (c) Delay. At any time prior to the Effective Time, by SFG or FWB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the FWB Merger is not consummated by September 30, 1999, except to the extent that the failure of the FWB Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

         (d) No Approval. By FWB or SFG, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority; (ii) the FWB stockholders fail to adopt this Agreement at the FWB Meeting; or (iii) any of the closing conditions have not been met as required by Article VII hereof.

         (e) SFG Common Stock. By FWB in accordance with the procedures set forth in Exhibit C hereto if its Board of Directors so determines by a vote of the majority of its entire Board of Directors in the event the Average NMS Closing Price (as defined below) of SFG Common Stock is (i) lower than $25.00 and (ii) is more than ten percent (10%) lower than the average of the NMS Closing Prices of an index of selected, publicly traded, peer group commercial financial institutions set forth on Exhibit C hereto, unless SFG determines to issue additional Merger Consideration such that the condition set forth in (i) above will no longer exist. For purposes of this Section 8.01(e), the term "NMS Closing Price" shall mean the price per share of the last sale of SFG Common Stock reported on the NASDAQ National Market System at the close of the trading day by the National Association of Securities Dealers, Inc. The term "Average NMS



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

Closing Price" shall mean the arithmetic mean of the NMS Closing Prices for the ten (10) trading days immediately preceding the fifth (5th) trading day prior to the receipt of final federal regulatory approval of the Merger.

         (f) Due Diligence. By SFG, if after SFG conducts its due diligence inquiry of FWB for up to thirty days following the date hereof, the SFG Board determines in good faith, within fifteen days thereafter, that the due diligence inquiry has revealed one or more matters that (i) are inconsistent with any of the representations and warranties of FWB and which have had, constitute or are reasonably likely to have a Material Adverse Effect on FWB, or (ii) in the reasonable judgment of the SFG Board either (A) is of such significance as to constitute or have or be reasonably likely to have a Material Adverse Effect on FWB, or (B) deviates materially and adversely from the financial statements for the fiscal year ended December 31, 1997 of FWB.

         (g) Due Diligence. By FWB, if after FWB conducts its due diligence inquiry of SFG for up to thirty days following the date hereof, the FWB Board determines in good faith, within fifteen days thereafter, that the due diligence inquiry has revealed one or more matters that (i) are inconsistent with any of the representations and warranties of SFG and which have had, constitute or are reasonably likely to have a Material Adverse Effect on SFG, or (ii) in the reasonable judgment of the FWB Board either (A) is of such significance as to constitute or have or be reasonably likely to have a Material Adverse Effect on SFG, or (B) deviates materially and adversely from the financial statements for the fiscal year ended December 31, 1997 of SFG.

         (h) Failure to Execute and Deliver Stock Option Agreement. By SFG, if at any time prior to the close of business, Eastern Standard Time on December 15, 1998, FWB shall not have executed and delivered the Stock Option Agreement to SFG.

         8.02 EFFECT OF TERMINATION AND ABANDONMENT; ENFORCEMENT OF AGREEMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination. Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled by law or in equity.


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

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.01 SURVIVAL. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.12, 6.13, 6.16, and 6.17 and this Article IX which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.03(b), 6.04, 6.05(b), 8.02, and this Article IX which shall survive such termination).

         9.02 WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or
(ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the FWB Meeting, this Agreement may not be amended if it would violate the PBCL or the federal securities laws.

         9.03 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

         9.04 GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Ohio applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law are applicable).

         9.05 EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing and mailing expenses shall be shared equally between FWB and SFG. All fees to be paid to Regulatory Authorities and the SEC in connection with the transactions contemplated by this Agreement shall be borne by SFG.

         9.06 NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

                  If to FWB, to:

                  First Western Bancorp, Inc.
                  101 E. Washington
                  New Castle, Pennsylvania  16101
                  Attn:  Thomas J. O'Shane, Chairman and CEO

                  With a copy to:

                  First Western Bancorp, Inc.
                  101 E. Washington
                  New Castle, Pennsylvania  16101
                  Attn:  Thomas Mansell, General Counsel

                  With a copy to:

                  Kirkpatrick & Lockhart LLP
                  1500 Oliver Building
                  Pittsburgh, Pennsylvania  15222
                  Attn:  J. Robert Van Kirk, Esq.

                  If to SFG or to Transitory Sub, to:

                  Sky Financial Group, Inc.
                  10 E. Main Street
                  Salineville, OH  43945
                  Attn: Marty E. Adams, President and COO

                  With a copy to:

                  Sky Financial Group, Inc.
                  221 S. Church Street
                  Bowling Green, OH  43402
                  Attn: W. Granger Souder, General Counsel

                  With a copy to:

                  Squire, Sanders & Dempsey L.L.P.
                  4900 Key Tower
                  127 Public Square
                  Cleveland, Ohio  44114-1304
                  Attention:  M. Patricia Oliver, Esq.


         9.07 ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Agreement, any separate agreement entered into by the parties on even date herewith, and any Stock Option Agreement entered into represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than any such separate agreement or Stock Option Agreement). Nothing in this Agreement, whether express or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.


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

         9.08 INTERPRETATION; EFFECT. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         9.09 WAIVER OF JURY TRIAL. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.






               [the rest of this page is intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                        FIRST WESTERN BANCORP, INC.



                                        By: /s/ Thomas J. O'Shane
                                            ----------------------------------
                                            Name:    Thomas J. O'Shane
                                            Title:   Chairman and CEO




                                        SKY FINANCIAL GROUP, INC.


                                        By: /s/ Marty E. Adams
                                            ----------------------------------
                                            Name:    Marty E. Adams
                                            Title:   President and COO



                                        FIRST WESTERN ACQUISITION CORPORATION


                                        By: /s/ Marty E. Adams
                                            ----------------------------------
                                            Name:    Marty E. Adams
                                            Title:   CEO




                                       49